                        BIOMERICA, INC. AND SUBSIDIARIES

                                    CONTENTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS,
  BDO SEIDMAN, LLP                                                    FS-2


INDEPENDENT AUDITORS' REPORT, CORBIN & WERTZ                          FS-3


CONSOLIDATED FINANCIAL STATEMENTS

            Consolidated Balance Sheet as of May 31, 1999             FS-4

            Consolidated Statements of Operations and
              Comprehensive Loss for the Years Ended
              May 31, 1999 and 1998                             FS-5 - FS-6

            Consolidated Statements of Shareholders' Equity
              for  the Years Ended May 31, 1999 and 1998        FS-7 - FS-8

            Consolidated Statements of Cash Flows for the
              Years Ended May 31, 1999 and 1998                FS-9 - FS-10


            Notes to Consolidated Financial Statements        FS-11 - FS-47

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Biomerica, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheet of Biomerica, Inc. and Subsidiaries (the "Company") as of May 31, 1999, and the related consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows for the year ended May 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Biomerica, Inc. and subsidiaries as of May 31, 1999, and the results of their operations and their cash flows for the year ended May 31, 1999, in conformity with generally accepted accounting principles.




                                        BDO SEIDMAN, LLP



Costa Mesa, California
July 29, 1999

INDEPENDENT AUDITORS' REPORT


The Board of Directors
Biomerica, Inc. and Subsidiaries

We have audited the accompanying consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows for the year ended May 31, 1998 of Biomerica, Inc. and subsidiaries (the "Company"). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of the operations and cash flows of Biomerica, Inc. and subsidiaries for the year ended May 31, 1998, in conformity with generally accepted accounting principles.




                                   CORBIN & WERTZ




Irvine, California
July 24, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

May 31,                                                             1999
--------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS
 Cash and cash equivalents                                    $ 1,669,205
 Available for-sale securities                                    125,750
 Accounts receivable, less allowance for doubtful accounts
   and sales returns of $199,628                                1,603,257
 Inventories                                                    3,055,095
 Notes receivable                                                  44,485
 Prepaid expenses and other                                       296,740
--------------------------------------------------------------------------------

Total current assets                                            6,794,532
--------------------------------------------------------------------------------

INVENTORIES, non-current                                           25,000
--------------------------------------------------------------------------------




LAND HELD FOR INVESTMENT                                           46,000
--------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT, at cost
 Equipment                                                      2,446,527
 Furniture, fixtures and leasehold improvements
 743,626
--------------------------------------------------------------------------------

                                                                3,190,153

ACCUMULATED DEPRECIATION AND AMORTIZATION
 (2,785,614)
--------------------------------------------------------------------------------

Net property and equipment                                        404,539

INTANGIBLE ASSETS, net of accumulated amortization
 448,667

OTHER ASSETS                                                      130,829
--------------------------------------------------------------------------------

                                                              $ 7,849,567
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                BIOMERICA, INC. AND SUBSIDIARIES

                                                      CONSOLIDATED BALANCE SHEET

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

May 31,                                                              1999
--------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Line of credit                                                $   180,000
 Accounts payable and accrued expenses                          1,014,851
 Accrued compensation                                             399,336
--------------------------------------------------------------------------------

Total current liabilities                                       1,594,187
--------------------------------------------------------------------------------




MINORITY INTERESTS                                              2,437,660







SHAREHOLDERS' EQUITY
 Common stock, $.08 par value; 10,000,000 shares
   authorized; 4,110,445 shares issued and outstanding            328,835
 Additional paid in capital                                    12,703,339
 Accumulated other comprehensive loss                              (8,779)
 Shareholder loan                                                  (1,000)
 Accumulated deficit                                           (9,204,675)
--------------------------------------------------------------------------------

Total shareholders' equity                                      3,817,720
--------------------------------------------------------------------------------

                                                              $ 7,849,567
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    See accompanying notes to consolidated financial statements.

                                                BIOMERICA, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Years Ended May 31,                                          1999         1998
--------------------------------------------------------------------------------

NET SALES                                            $  8,688,106  $ 9,376,498


Cost of sales                                           5,416,720    5,484,046
--------------------------------------------------------------------------------

GROSS PROFIT                                            3,271,386    3,892,452
--------------------------------------------------------------------------------

Operating expenses
 Selling, general and administrative                    3,123,740    3,108,149
 Research and development                                 458,610      553,740


--------------------------------------------------------------------------------

Total operating expenses                                3,582,350    3,661,889
--------------------------------------------------------------------------------

OPERATING (LOSS) PROFIT                                  (310,964)     230,563
--------------------------------------------------------------------------------


OTHER INCOME (EXPENSE)
 Interest expense                                         (15,607)     (25,360)
 Other income                                             292,667      152,623
--------------------------------------------------------------------------------

(LOSS) INCOME, before minority interest in net profits of
  consolidated subsidiaries and income taxes              (33,904)     357,826


MINORITY INTEREST IN NET PROFITS OF CONSOLIDATED
SUBSIDIARIES                                              (33,240)    (196,169)
--------------------------------------------------------------------------------

(LOSS) INCOME, before income taxes                        (67,144)     161,657



INCOME TAX EXPENSE                                          5,404       20,225
--------------------------------------------------------------------------------

NET (LOSS) INCOME                                         (72,548)     141,432
--------------------------------------------------------------------------------

                                               BIOMERICA, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

--------------------------------------------------------------------------------

Years Ended May 31,                                          1999         1998
--------------------------------------------------------------------------------

OTHER COMPREHENSIVE LOSS, net of tax
 Unrealized loss on available-for-sale securities         (66,681)     (40,022)
--------------------------------------------------------------------------------



COMPREHENSIVE LOSS                                   $   (139,229)  $  (181,854)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PER SHARE DATA:
 Net (loss) income (basic)                           $      (0.01)  $      0.04
 Net (loss) income (diluted)                         $      (0.01)  $      0.03
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON
  EQUIVALENT SHARES
 Basic                                                  4,001,755     3,951,552
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Diluted                                                4,001,755     4,061,235
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    See accompanying notes to consolidated financial statements.

                                                                             BIOMERICA, INC. AND SUBSIDIEARIES

                                                               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

                               Common Stock            Additional    Accumulated Other
                           ---------------------       Paid-in       Comprehensive      Shareholder  Accumulated
                           Shares       Amount         Capital       Income (Loss)         Loan        Deficit       Total
---------------------------------------------------------------------------------------------------------------------------------
Balance at June 1, 1997    3,889,802    $    311,184   $ 12,429,673  $     97,924       $        -    $ (9,273,559) $  3,565,222

Change in unrealized gain
  on available-for-sale
  securities                       -               -              -       (40,022)               -               -       (40,022)

Exercise of stock options     93,500           7,480         73,070             -          (71,000)              -         9,550

Stock repurchase              (5,000)           (400)        (8,261)            -                -               -        (8,661)

Offering expenses                  -               -         (4,771)            -                -               -        (4,771)

Compensation expense               -               -         10,471             -                -               -        10,471

Tax benefit from exercise of
  stock options                    -               -         12,818             -                -               -        12,818

Net income                         -               -              -             -                -         141,432       141,432
---------------------------------------------------------------------------------------------------------------------------------

Balance, May 31, 1998      3,978,302         318,264     12,513,000         57,902         (71,000)     (9,132,127)    3,686,039

                                                           FS-7


                                                BIOMERICA, INC. AND SUBSIDIARIES

                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

                               Common Stock            Additional    Accumulated Other
                           ---------------------       Paid-in       Comprehensive      Shareholder  Accumulated
                           Shares       Amount         Capital       Income (Loss)         Loan        Deficit       Total
---------------------------------------------------------------------------------------------------------------------------------

Change in unrealized gain
  (loss) on available-for-
  sale securities                 -              -                -       (66,681)               -              -        (66,681)

Payment received on
  shareholder loan                -              -                -             -           70,000              -         70,000

Exercise of stock options   115,800          9,264          144,602             -                -              -        153,866



Stock repurchase            (15,450)        (1,236)         (19,340)            -                -              -        (20,576)

Common stock issued in
  satisfaction of payables   31,793          2,543           35,457             -                -              -         38,000

Compensation expense              -              -            4,581             -                -              -          4,581

Tax benefit from exercise
  of stock options                -              -           25,039             -                -              -         25,039

Net loss                          -              -                -             -                -        (72,548)       (72,548)
---------------------------------------------------------------------------------------------------------------------------------

Balance, May 31, 1999     4,110,445   $    328,835     $ 12,703,339  $     (8,779)      $   (1,000)  $ (9,204,675)  $  3,817,720
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

                    See accompanying notes to consolidated financial statements.

                                                           FS-8


                                                    BIOMERICA, INC. AND SUBSIDIARIES

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

 For the Years Ended May 31,                                       1999          1998
----------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
 Net (loss) income                                          $   (72,548)   $   141,432
 Adjustments to reconcile net (loss) income to net cash
   (used in) provided by operating activities:
   Depreciation and amortization                                250,596        248,933
   Provision for losses on accounts receivable                   55,569          6,649
   Loss on disposal of assets                                     2,309          7,763
   Realized gain onsale of avilable-for-sale securities        (111,885)       (66,339)
   Options issued for services rendered                           4,581         10,471
   Common stock issued for rent                                  38,000              -
   Miority interst in net pofits of cosolidated subsidiaries     33,240        196,169
   Changes in current liabilities and assets
    Accounts receivable                                         (52,138)      (157,690)
    Inventories                                                (521,543)       (91,503)
    Prepaid expenses and other                                 (147,204)         4,662
    Accounts payable and other accrued liabilities              208,367        153,109
    Accrued compensation                                        (45,710)       (22,742)
----------------------------------------------------------------------------------------------

Net cash (used in) provided by operating activities            (358,366)       430,914
----------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Sales of available-for-sale securities                         254,313        205,835
 Increase in notes receivable                                   (16,000)       (18,900)
 Purchases of property and equipment                           (100,824)      (110,428)
 Increase in intangible assets                                  (73,860)       (42,358)
 Other assets                                                  (106,915)        (8,140)
----------------------------------------------------------------------------------------------

Net cash (used in) provided by investing activities             (43,286)        26,009
----------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net repayments of short-term borrowings and note
   payable to bank                                                    -       (200,000)
 Payments of long-term debt and capital lease obligations             -        (15,848)
 Net increase (repayments) under line of credit agreement        80,000       (100,000)
 Repurchase by minority interests                               (53,008)        (2,769)
 Decrease in shareholder receivable                              70,000              -
 Exercise of stock options                                      153,866          9,550
 Offering expenses                                                    -         (4,771)
 Stock repurchase                                               (20,576)        (8,661)
----------------------------------------------------------------------------------------------

Net cash provided by (used in) financing activities             230,282       (322,499)
----------------------------------------------------------------------------------------------

                                     FS-9


                                                     BIOMERICA, INC. AND SUBSIDIARIES

                                                CONSOLIDATED STATEMENTS OF CASH FLOWS

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

 For the Years Ended May 31,                                       1999           1998
----------------------------------------------------------------------------------------------

Net change in cash and cash equivalents                        (171,370)       134,424

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                  1,840,575      1,706,151
----------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, END OF YEAR                     $  1,669,205    $ 1,840,575
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH-FLOW INFORMATION

 CASH PAID DURING THE YEAR FOR:

   Interest                                                $     15,607    $    25,761
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

   Income taxes                                            $      2,400    $     2,840
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES

 Change in unrealized holding gain on available-for-sale
   securities                                              $    (66,681)   $   (40,022)
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

 Reduction in taxes payable and increase in additional
   paid-in capital for exercise of non-qualified stock
   options                                                 $     25,039    $    12,818
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

                             See accompanying notes to consolidated financial statements.

                                     FS-10

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1. ORGANIZATION   Biomerica, Inc. and subsidiaries (collectively "the
                  Company") are primarily engaged in the development, manufacture and marketing of medical diagnostic kits, the design, manufacture and distribution of various orthodontic products, and the performance of specialized diagnostic testing services.

2. SUMMARY OF     PRINCIPLES OF CONSOLIDATION
   SIGNIFICANT
   ACCOUNTING     The consolidated financial statements for the years ended May
   31, POLICIES   31, 1999 and 1998 (see Note 3) include the accounts of
                  Biomerica, Inc. ("Biomerica"), Lancer Orthodontics, Inc.
                  ("Lancer") and Allergy Immuno Technologies, Inc. ("AIT").
                  All significant intercompany accounts and transactions have been eliminated in consolidation.

                  ACCOUNTING ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could materially differ from those estimates.

                  FAIR VALUE OF FINANCIAL INSTRUMENTS

                  The Company has financial instruments whereby the fair market value of the financial instruments could be different than that recorded on a historical basis. The Company's financial instruments consist of its cash and cash equivalents, accounts receivable, notes receivable, line of credit and accounts payable. The carrying amounts of the Company's financial instruments approximate their fair values at May 31, 1999.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

2. SUMMARY OF     CONCENTRATION OF CREDIT RISK
   SIGNIFICANT
   ACCOUNTING     The Company, on occasion, maintains cash balances at certain
   POLICIES       financial institutions in excess of amounts insured by federal
   (CONTINUED)    agencies.

                  The Company provides credit in the normal course of business to customers throughout the United States and foreign markets. The Company's sales are not materially dependent on a single customer or a small group of customers. The Company performs ongoing credit evaluations of its customers. The Company does not obtain collateral with which to secure its accounts receivable. The Company maintains reserves for potential credit losses based upon the Company's historical experience related to credit losses. At May 31, 1999 one customer accounted for approximately 14% of accounts receivable.

                  CASH EQUIVALENTS

                  Cash and cash equivalents consists of demand deposits, money market accounts and mutual funds with remaining maturities of three months or less when purchased.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


2. SUMMARY OF     AVAILABLE-FOR-SALE SECURITIES
   SIGNIFICANT
   ACCOUNTING     The Company accounts for investments in accordance with
   POLICIES       Statement of Financial Accounting Standards No. 115 (SFAS
   (CONTINUED)    115), "Accounting for Certain Investments in Debt and Equity
                  Securities." This statement addresses the accounting and reporting for investments in equity securities which have readily determinable fair values and all investments in debt securities. The Company's marketable equity securities are classified as available-for-sale under SFAS 115 and reported at fair value, with changes in the unrealized holding gain or loss included in shareholders' equity. Available-for-sale securities consist of common stock of unrelated publicly-traded companies and are stated at market value in accordance with SFAS 115. Cost for purposes of computing realized gains and losses is computed on a specific identification basis.
                  The proceeds from the sale of available-for-sale securities during fiscal 1999 and 1998 totaled $254,313 and $205,835, respectively (see Note 8). The change in the net unrealized holding (loss) gain on available-for-sale securities that has been included as a separate component of shareholders' equity totaled $(66,681) and $(40,022) for the years ended May 31, 1999 and 1998, respectively.

                  INVENTORIES

                  Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of orthodontic products and biological chemicals. Cost includes raw materials, labor, manufacturing overhead and purchased products. Market is determined by comparison with recent purchases or net realizable value. Such net realizable value is based on forecasts for sales of the Company's products in the ensuing years. The industries in which the Company operates are characterized by technological advancement and change. Should demand for the Company's products prove to be significantly less than anticipated, the ultimate realizable value of the Company's inventories could be substantially less than the amount shown on the accompanying consolidated balance sheet.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

2. SUMMARY OF     Inventories consist of the following:
   SIGNIFICANT
   ACCOUNTING     May 31,                                                1999
   POLICIES       --------------------------------------------------------------
   (CONTINUED)    Raw materials                                   $   746,386
                  Work in progress                                    500,805
                  Finished products                                 1,807,904

                                                                  $ 3,055,095
                  --------------------------------------------------------------
                  --------------------------------------------------------------

                  Approximately $1,649,126 of Lancer's inventory is located at its manufacturing facility in Mexico as of May 31, 1999.

                  LAND HELD FOR INVESTMENT

                  Land held for investment consists of a parcel of land located in the state of Utah, and is stated at the lower of cost or fair value less costs to sell.

                  PROPERTY AND EQUIPMENT

                  Property and equipment are stated at cost. Expenditures for additions and major improvements are capitalized. Repairs and maintenance costs are charged to operations as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and gains or losses from retirements and dispositions are credited or charged to income.

                  Depreciation and amortization are provided over the estimated useful lives of the related assets, ranging from 3 to 12 years, using straight-line and declining-balance methods. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the term of the lease. Depreciation expense amounted to $170,803 and $174,392 for the years ended May 31, 1999 and 1998, respectively. Approximately $120,000 of property and equipment, net of accumulated depreciation and amortization, is located at Lancer's manufacturing facility in Mexico.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


2. SUMMARY OF     Management of the Company assesses the recoverability of
   SIGNIFICANT    property and equipment by determining whether the depreciation
   ACCOUNTING     and amortization of such assets over their remaining lives can
   POLICIES       be recovered through projected undiscounted cash flows. The
   (CONTINUED)    amount of impairment, if any, is measured based on fair value
                  (projected discounted cash flows) and is charged to operations in the period in which such impairment is determined by management. Management has determined that there is no impairment of property and equipment at May 31, 1999.

                  INTANGIBLE ASSETS

                  Intangible assets are being amortized using the straight-line method over 18 years for marketing and distribution rights and purchased technology use rights, and over 17 years for patents. Marketing and distribution rights include repurchased sales territories. Technology use rights consists of the 1985 purchase (the "Purchase") by Lancer of the manufacturing assets and technology of Titan Research Associates, Ltd. ("Titan"). Prior to the Purchase, certain former officers of Lancer and shareholders of Lancer owned 29% of Titan. Prior to the Purchase, the Company paid royalties ranging from 15% to 20% of gross sales, as defined, to license such technology. Amortization amounted to $79,793 and $74,541 for the years ended May 31, 1999 and 1998, respectively (see Note 4).

                  The Company assesses the recoverability of these intangible assets by determining whether the amortization of the asset's balance over its remaining life can be recovered through projected undiscounted future cash flows. The amount of impairment, if any, is measured based on fair value and charged to operations in the period in which the impairment is determined by management. Management has determined that there was no impairment of intangible assets as of May 31, 1999.

                                              BIOMERICA, INC. AND SUBSIDIARIES


                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

2. SUMMARY OF     RISKS AND UNCERTAINTIES
   SIGNIFICANT
   ACCOUNTING     Licenses - Certain of the Company's sales of products are
   POLICIES       governed by license agreements with outside third parties.
   (CONTINUED)    All of such license agreements to which the Company currently is a party are for fixed terms which will expire after ten years or upon the expiration of the underlying patents. After the expiration of the agreements or the patents, the Company is free to use the technology that had been licensed. There can be no assurance that the Company will be able to obtain future license agreements as deemed necessary by management.
                  The loss of some of the current licenses or the inability to obtain future licenses could have an adverse affect on the Company's financial position and operations. Historically, the Company has successfully obtained all the licenses it believed necessary to conduct its business.

                  Government Regulation - Biomerica's immunodiagnostic products are regulated in the United States as medical devices primarily by the FDA and as such, require regulatory clearance or approval prior to commercialization in the United States. Pursuant to the Federal Food, Drug and Cosmetic Act, and the regulations promulgated thereunder, the FDA regulates, among other things, the clinical testing, manufacture, labeling, promotion, distribution, sale and use of medical devices in the United States. Failure of Biomerica to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, the government's refusal to grant premarket clearance or premarket approval of devices, withdrawal of marketing approvals, and criminal prosecution.

                  Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain registrations or approvals required by foreign countries may be longer or shorter than that required for FDA clearance or approval, and requirements for licensing may differ significantly from FDA requirements. There can be no assurance that Biomerica will be able to obtain regulatory clearances for its current or any future products in the United States or in foreign markets.

                                              BIOMERICA, INC. AND SUBSIDIARIES


                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

2. SUMMARY OF     Lancer's products are subject to regulation by the FDA under
   SIGNIFICANT    the Medical Device Amendments of 1976 (the "Amendments").
   ACCOUNTING     Lancer has registered with the FDA as required by the
   POLICIES       Amendments. There can be no assurance that Lancer will be able
   (CONTINUED)    to obtain regulatory clearances for its current or any future products in the United States or in foreign markets.

                  Risk of Product Liability - Testing, manufacturing and marketing of Biomerica's products entail risk of product liability. Biomerica currently has product liability insurance. There can be no assurance, however, that Biomerica will be able to maintain such insurance at a reasonable cost or in sufficient amounts to protect Biomerica against losses due to product liability. An inability could prevent or inhibit the commercialization of Biomerica's products. In addition, a product liability claim or recall could have a material adverse effect on the business or financial condition of the Company.

                  Lancer is subject to the same risks of product liability. Lancer currently has product liability insurance. Lancer also is subject to the risk of loss of its product liability insurance and the consequent exposure to liability.

                  Hazardous Materials - Biomerica's research and development involves the controlled use of hazardous materials and chemicals. Although Biomerica believes that safety procedures for handling and disposing of such materials comply with the standards prescribed by state and Federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

2. SUMMARY OF     STOCK-BASED COMPENSATION
   SIGNIFICANT
   ACCOUNTING     During 1995, the Financial Accounting Standards Board issued
   POLICIES       Statement of Financial Accounting Standards No. 123 ("SFAS
   (CONTINUED)    123"), "Accounting for Stock-Based Compensation," which
                  defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board
                  Opinion No. 25 ("APB 25"), ''Accounting for Stock Issued to
                  Employees." Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net
                  (loss) income and (loss) earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied (see Note 6). The Company has elected to account for its stock-based compensation to employees under APB 25.


                  MINORITY INTEREST

                  Minority interest represents the minority shareholders' proportionate share of the equity of Lancer and AIT. At May 31, 1999, Biomerica owned 30.76% of Lancer (see Note 3) and 74.6% of AIT (see Note 3).

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

2. SUMMARY OF     Minority interest of Lancer includes $185,242, represented by
   SIGNIFICANT    370,483 shares of Series D redeemable convertible preferred
   ACCOUNTING     stock.  Each share of Series D preferred stock is entitled to
   POLICIES       a $.04 non-cumulative dividend and is convertible at the
   (CONTINUED)    option of the holder into common stock at the rate of seven shares of preferred stock for one share of common stock of Lancer. Lancer, at its option, can redeem outstanding shares of the preferred stock for $.50 per share after December 31, 1994. There were no dividends declared or paid in 1999 or 1998.

                  REVENUE RECOGNITION

                  Revenues from product sales are recognized at the time the product is shipped. Revenues from specialized diagnostic testing services are recognized when the related services are performed.

                  INCOME TAXES

                  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

2. SUMMARY OF     Biomerica, Lancer and AIT file separate income tax returns for
   SIGNIFICANT    Federal and state income tax purposes.
   ACCOUNTING
   POLICIES       ADVERTISING COSTS
   (CONTINUED)
                  The Company reports the cost of all advertising as expense in the period in which those costs are incurred. Advertising costs were approximately $105,000 and $77,000 for the years ended May 31, 1999 and 1998, respectively.

                  (LOSS) EARNINGS PER SHARE

                  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share" ("EPS"). SFAS 128 requires dual presentation of basic EPS and diluted EPS on the face of all income statements issued after December 15, 1997 for all entities with complex capital structures. Basic EPS is computed as net (loss) income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities.

                  RECLASSIFICATIONS

                  Certain amounts in the 1998 consolidated financial statements have been reclassified to conform to the 1999 presentation.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

2. SUMMARY OF     The following table illustrates the required disclosure of the
   SIGNIFICANT    reconciliation of the numerators and denominators of the basic
   ACCOUNTING     and diluted EPS computations.
   POLICIES
   (CONTINUED)

                                        For the Year Ended May 31, 1999
                                        ----------------------------------------
                                        Loss          Shares         Per Share
                                        (Numerator)   (Denominator)  Amount
                  --------------------------------------------------------------

                  BASIC EPS -

                  Loss available
                     to common
                    shareholders        $   (72,548)     4,001,755   $      (0.01)
                  ----------------------------------------------------------------
                  ----------------------------------------------------------------

                  EFFECT OF DILUTIVE
                    SECURITIES -

                  Options                         -              -
                  ----------------------------------------------------------------

                  DILUTED EPS -

                  Loss available
                    to common
                    shareholders plus
                    assumed conversions $   (72,548)     4,001,755   $   (0.01)
                  ----------------------------------------------------------------
                  ----------------------------------------------------------------

                   As of May 31, 1999, there was a total of 454,050 potential dilutive shares of common stock.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


2. SUMMARY OF
   SIGNIFICANT                          For the Year Ended May 31, 1999
   ACCOUNTING                           ------------------------------------------
   POLICIES                             Loss           Shares        Per Share
   (CONTINUED)                          (Numerator)    (Denominator) Amount
                  ----------------------------------------------------------------
                  BASIC EPS -

                  Income available to
                    common
                    shareholders        $   141,432      3,951,552   $       0.04
                  ----------------------------------------------------------------
                  ----------------------------------------------------------------

                  EFFECT OF DILUTIVE
                   SECURITIES -

                  Options                         -        109,683
                  ----------------------------------------------------------------

                  DILUTED EPS -

                  Income available to
                    common
                    shareholders plus
                    assumed conversions    $ 141,432     4,061,235   $       0.03
                  ----------------------------------------------------------------
                  ----------------------------------------------------------------

                  SEGMENT REPORTING

                  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires public companies to report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the product, services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Company adopted the provisions of this statement for 1999 annual reporting. These disclosure requirements had no impact on the Company's financial position or results of operations, or the Company's existing segment disclosures.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

2. SUMMARY OF     REPORTING COMPREHENSIVE INCOME
   SIGNIFICANT
   ACCOUNTING     In June 1997, the FASB issued Statement of Financial
   POLICIES       Accounting Standards ("SFAS") No. 130, "Reporting
   (CONTINUED)    Comprehensive Income."  This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements.
                  Comprehensive income includes net income as well as certain items that are reported directly within a separate component of stockholders' equity. The Company adopted the provisions of this statement in 1998.

3. CONSOLIDATED   Lancer is engaged in the design, manufacture and distribution
   SUBSIDIARIES   of orthodontic products.  During 1998, Lancer repurchased
                  5,000 shares of its common stock for aggregate consideration of $5,220. During 1999, Lancer issued 10,625 shares of its common stock to Biomerica for certain management and consulting services valued at $8,500. During 1999, Lancer repurchased 25,372 shares of its common stock for aggregate consideration of $25,950. The result of these transactions increased Biomerica's direct ownership percentage of Lancer to 30.76% and increased its direct and indirect (via agreements with certain shareholders) voting control over Lancer to 51.32% as of May 31, 1999. Biomerica's direct ownership percentage of Lancer was 29.9% and indirect voting control over Lancer was 50.34% as of May 31, 1998.

                  During fiscal 1994, Biomerica received warrants to purchase 72,619 shares of Lancer's common stock at $.25 per share and options to purchase 20,000 shares of Lancer's common stock at $.28 per share. Both the options and warrants expired in April 1998.

                  AIT provides immune allergy testing and products to physicians and medical institutions. During 1998, 1,916,429 shares of AIT were subscribed to Biomerica in exchange for debt (see Note 6) and 35,000 shares of AIT were issued to two AIT employees. The net effect of these issues increased Biomerica's interest in AIT to 74.6%.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

3. CONSOLIDATED   Operating results for Lancer and AIT in the aggregate for the
   SUBSIDIARIES   years ended May 31, 1999 and 1998, which are included in the
   (CONTINUED)    consolidated operating results of the Company, are as
                  follows:

                                                          1999            1998
                  --------------------------------------------------------------

                  Net sales                        $ 6,229,847     $ 6,293,254
                  Cost of sales                      3,868,141       3,734,537
                  --------------------------------------------------------------

                     Gross profit                    2,361,706       2,558,717
                  -------------------------------------------------------------

                  Operating expenses:
                    Selling, general and
                     administrative                  2,206,839       2,218,890
                  Research and development             178,393         188,359
                  -------------------------------------------------------------

                     Total operating expenses        2,385,232       2,407,249
                  -------------------------------------------------------------

                  Other income (expense):
                    Interest expense                   (15,607)        (25,360)
                    Other income, net                  104,329           1,943
                  -------------------------------------------------------------

                                                        88,722         (23,417)
                  -------------------------------------------------------------

                  Income before income taxes            65,196         128,051

                  Income tax expense                     5,404           1,600
                  -------------------------------------------------------------

                  Net income                       $    59,792     $   126,451
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

4. INTANGIBLE     Intangible assets, net of accumulated amortization, consist of
   ASSETS         the following:

                   May 31,                                            1999
                  -------------------------------------------------------------

                  Marketing and distribution rights           $    442,750
                  Technology use rights                            858,328
                  Patents and other                                152,080
                  -------------------------------------------------------------

                                                                 1,453,158

                  Less accumulated amortization                 (1,004,491)
                  -------------------------------------------------------------

                                                              $    448,667
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                  Included in marketing and distribution rights are repurchased sales territories by Lancer which are being amortized over the estimated useful life of eighteen years. In each of the fiscal years 1999 and 1998, the Company recorded amortization expense of $24,900 related to repurchased sales territories.

                  During fiscal 1985, Lancer purchased certain assets and technology which is being amortized over the estimated useful life of eighteen years. Lancer recorded amortization expense of $48,696 for each of the years ended May 31, 1999 and 1998 related to these assets.

                  Amortization expense related to patents and other which is included in the accompanying consolidated statements of operations amounted to $6,197 and $945 for the years ended May 31, 1999 and 1998, respectively.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

5. LINE OF        At May 31, 1999, Lancer had a $1,000,000 line of credit with
   CREDIT         a bank.  Borrowings are made at prime plus .75% (8.5% at May
                  31, 1999) and are limited to specified percentages of eligible accounts receivable. The unused portion available to Lancer under the line of credit at May 31, 1999 was $239,213. The line of credit expires on November 3, 1999.
                  As of May 31, 1999, there was $180,000 outstanding under the line of credit. Lancer was in compliance with its bank covenants as of May 31, 1999.

                  The following summarizes information on short-term borrowings for the year ended May 31, 1999:

                   May 31,                                              1999
                  -------------------------------------------------------------

                  Average month end balance                      $   173,333
                  Maximum balance outstanding at any month
                   end                                           $   200,000
                  Weighted average interest rate (computed by
                   dividing interest expense by average monthly
                   balance)                                              9.0%
                  Interest rate at year end                              8.5%
                  -------------------------------------------------------------
                  -------------------------------------------------------------

6. SHAREHOLDERS'  SHAREHOLDER LOAN
   EQUITY
                  During fiscal 1998, the estate of the chief executive officer exercised a stock option to purchase 25,000 common shares at $0.80 per share and 60,000 common shares at $0.85 per share for a total of $71,000 via a shareholder loan. During 1999, $70,000 of the shareholder loan was repaid. The unpaid balance has been reflected as a shareholder loan in the accompanying consolidated financial statements. The loan is interest free and is due on demand. The loan is secured by the unpaid compensation due to the estate (see Note 10) which is also non-interest bearing.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

6. SHAREHOLDERS'  1995 AND 1991 STOCK OPTION AND RESTRICTED STOCK PLANS
   EQUITY
   (CONTINUED)    In December 1991, the Company adopted a stock option and
                  restricted stock plan (the "1991 Plan") which provides that non-qualified options and incentive stock options and restricted stock covering an aggregate of 350,000 of the Company's unissued common stock may be granted to officers, employees or consultants of the Company. Options granted under the 1991 Plan may be granted at prices not less than 85% of the then fair market value of the common stock, vest at not less than 20% per year and expire not more than 10 years after the date of grant.

                  In January 1996, the Company adopted a stock option and restricted stock plan (the "1995 Plan") which provides that non-qualified options and incentive stock options and restricted stock covering an aggregate of 500,000 of the Company's unissued common stock may be granted to affiliates, employees or consultants of the Company. Options granted under the 1995 Plan may be granted at prices not less than 85% of the then fair market value of the common stock and expire not more than 10 years after the date of grant.

                  During 1997, the Company granted options to purchase 72,000 and 45,000 shares of common stock at exercise prices of $1.90 and $1.92 per share, respectively, to various employees of the Company. The options vest over a period ranging from four to five years. During 1997, the Company granted options to purchase 18,000 and 5,000 shares of common stock at exercise prices of $1.90 and $3.00 per share respectively, to various consultants of the Company. Management recorded $10,471 during the year ended May 31, 1998 of expense related to the granting of these options.

                  During 1998, the Company granted options to purchase 152,500 shares at an exercise price of $1.85 to employees and a total of 1,500 shares to non-employees, at an exercise price of $1.91. Management elected not to record any compensation expense related to the options issued to nonemployees, as such was immaterial.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

6. SHAREHOLDERS'  During 1999, the Company granted options to purchase 2,000,
   EQUITY         179,850 and 27,900 shares of its common stock at an exercise
   (CONTINUED)    prices of $0.90, $0.86 and $0.85, respectively, to employees and 2,000 and 7,000 shares to non-employees, at exercise prices of $0.90 and $0.86, respectively. The Company recorded
                  $4,581 in compensation expense related to the options issued to non-employees, calculated using the Black Scholes option valuation model.

                   Activity as to stock options under the 1991 and 1995 plans are as follows:

                                                                        Weighted
                                           Number                       Average
                                          of Stock      Price Range     Exercise
                                           Options        Per Share        Price
                  --------------------------------------------------------------

                  Options outstanding at
                    June 1, 1997            332,600   $  .80 - $3.00  $     1.48
                  Options granted           154,000   $ 1.85 - $1.91  $     1.83
                  Options exercised         (93,500)  $  .85 - $1.90  $      .86
                  Options canceled or
                    expired                 (36,750)  $1.90 - $3.00   $     2.56
                  --------------------------------------------------------------

                  Options outstanding at
                    May 31, 1998            356,350   $ .80 - $3.00   $     1.69
                  Options granted           218,750   $ .85 - $ .90   $      .86
                  Options exercised        (115,800)  $ .80 - $3.00   $     1.33
                  Options canceled or
                    expired                  (5,250)  $ .85 - $1.85   $     1.80
                  --------------------------------------------------------------

                  Options outstanding at
                    May 31, 1999            454,050   $ .80 - $3.00   $     1.38
                  --------------------------------------------------------------
                  --------------------------------------------------------------

                  Options exercisable at
                    May 31, 1999            237,749   $ .80 - $3.00   $     1.38
                  --------------------------------------------------------------
                  --------------------------------------------------------------

                  The weighted average fair value of options granted during 1999 and 1998 was $0.68 and $1.18, respectively.

                                              BIOMERICA, INC. AND SUBSIDIARIES


                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

6. SHAREHOLDERS'  The following summarizes information about the Company's stock
   EQUITY         options outstanding at May 31, 1999:
   (CONTINUED)

                                              Weighted
                                   Number     Average     Weighted     Number     Weighted
                      Range of   Outstanding  Remaining   Average   Exercisable   Average
                      Exercise     May 31,   Contractual  Exercise   at May 31,   Exercise
                        Prices      1999        Life        Price       1999       Price
                  --------------------------------------------------------------------------

                  $  .80 - $.90  224,300     4.20         $   .85   116,174       $ .84
                  $1.85 - $1.92  227,000     3.25         $  1.88   120,075       $ 1.88
                  $        3.00    2,750     2.13         $  3.00     1,500       $ 3.00
                  --------------------------------------------------------------------------
                  --------------------------------------------------------------------------

                  SFAS 123 PRO FORMA INFORMATION

                  Pro forma information regarding net (loss) income and (loss) earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the Black Scholes option pricing model with the following assumptions for the years ended May 31, 1999 and 1998; risk free interest rates of 4.9% and 5.74%, respectively; dividend yield of 0%; expected life of the options of 3 years; and volatility factors of the expected market price of the Company's common stock of 112% and 73%, respectively.

                  The Black Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                            BIOMERICA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

6. SHAREHOLDERS'  For purposes of pro forma disclosures, the estimated fair
   EQUITY         value of the options is amortized to expense over the option
   (CONTINUED)    vesting period.  Adjustments are made for options forfeited prior to vesting.  The effect on compensation expense, net
                  (loss) income, and net (loss) income per share (basic and diluted) had compensation costs for the Company's stock option plans been determined based on fair value on the date of grant consistent with the provisions of SFAS 123 are as follows:

                  May 31,                                 1999            1998
                  --------------------------------------------------------------

                  Net (loss) income, as reported   $   (72,548)    $   141,432
                  Adjustment to compensation
                   expense under SFAS 123             (213,436)        (24,688)
                  --------------------------------------------------------------

                  Net (loss) income, pro forma     $  (285,984)    $   116,744
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                  Pro forma net (loss) income
                   per share - basic               $     (0.07)    $      0.03
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                  Pro forma net (loss) income
                   per share - diluted             $     (0.07)    $      0.03
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                  STOCK ACTIVITY

                  During 1998, the Company incurred an additional $4,771 of offering costs related to a 1997 stock issuance.

                  During 1999, the Company repurchased 15,540 shares of its common stock at an aggregate cost of $20,576.

                  During 1999, the Company issued 31,793 shares of its common stock valued at $38,000 in satisfaction of accrued rent.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

6. SHAREHOLDERS'  SUBSIDIARY OPTIONS AND WARRANTS
   EQUITY
   (CONTINUED)    During fiscal 1998, AIT granted options to purchase
                  1,185,000 shares of common stock to various employees and directors of AIT, including an option to purchase 250,000 shares granted to Biomerica, Inc., the parent company. The exercise price will be the fair market value AIT's common stock on the date when certain conditions are met, as defined. The options will vest 50% per year and expire over five years.

                  During 1998, intercompany advances outstanding of $134,150 were retired by the Company, in exchange for 1,916,429 shares of AIT's previously unissued common stock.

                  During 1999, Lancer granted options to purchase 138,500 shares of its common stock at an exercise price of $1.00 to employees and options to purchase 29,000 shares of its common stock to non-employees, at an exercise price of $1.00.

7. INCOME TAXES   Income tax expense for the years ended May 31, 1999 and 1998 consists of the following current provisions:

                  May 31,                             1999              1998
                  -------------------------------------------------------------
                  U.S. Federal                 $         -       $         -

                  State and local                    5,404            20,225
                  -------------------------------------------------------------

                                               $     5,404       $    20,225
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

7. INCOME TAXES   Income tax expense differs from the amounts computed by
   (CONTINUED)    applying the U.S. Federal income tax rate of 34 percent to pretax (loss) income as a result of the following:

                  May 31,                                 1999           1998
                  --------------------------------------------------------------

                  Computed "expected" tax
                    (benefit) expense              $   (22,829)    $    54,963

                  Increase (reduction) in income
                    taxes resulting from:

                  Meals and entertainment                9,945           4,864

                  Change in net operating
                    loss carryforwards                  22,829         (54,963)

                  Other, net                              (917)         18,840

                  Equity in earnings of affiliates
                    not subject to taxation
                    because of dividends-
                    received deduction for tax
                    purposes                            (9,028)        (23,704)

                  State income taxes                     5,404          20,225
                  --------------------------------------------------------------

                                                   $     5,404     $    20,225
                  --------------------------------------------------------------
                  --------------------------------------------------------------

                                               BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

7. INCOME TAXES   The tax effect of temporary differences that give rise to
   (CONTINUED)    significant portions of liabilities are presented below.

                  May 31,                                                1999
                  --------------------------------------------------------------
                  Deferred tax assets:
                    Accounts receivable, principally
                     due to allowance for doubtful
                     accounts and sales returns                   $    79,898
                  Inventories, principally due to
                    additional costs inventoried for
                    tax purposes pursuant to the Tax
                    Reform Act of 1986 and
                    allowance for inventory
                    obsolescence                                      116,632
                  Compensated absences and
                    deferred payroll, principally due
                    to accrual for financial reporting
                    purposes                                          141,985
                  State net operating loss
                    carryforwards                                      19,643
                  Federal net operating loss
                    carryforwards                                   2,653,495
                  Tax credit carryforwards                            230,094
                  Investment in affiliates                            396,748
                  -------------------------------------------------------------

                                                                    3,638,495

                  Less valuation allowance                         (3,584,545)
                  -------------------------------------------------------------

                  Net deferred tax asset                               53,950

                  Deferred tax liability:
                  Marketing rights, principally due to
                    amortization                                      (53,950)

                  Net deferred tax liability                      $         -
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

7. INCOME TAXES   The Company has provided a valuation allowance with respect to
   (CONTINUED)    substantially all of its deferred tax assets as of May 31,
                  1999 and 1998. Management provided such allowance as it is currently more likely than not that tax-planning strategies will not generate taxable income sufficient to realize such assets in foreseeable future reporting periods.

                  As of May 31, 1999, Biomerica had net tax operating loss carryforwards of approximately $4,236,000 and investment tax and research and development credits of approximately $27,525, which are available to offset future Federal tax liabilities. The carryforwards expire at varying dates from 2000 to 2012.

                  As of May 31, 1999, Lancer had net tax operating loss carryforwards of approximately $1,848,000 and business tax credits of approximately $173,174 available to offset future Federal tax liabilities. The carryforwards expire at varying dates from 2000 to 2012.

                  As of May 31, 1999, AIT had net tax operating loss carryforwards of approximately $1,719,000 and business tax credits of approximately $29,395 available to offset future Federal tax liabilities. The carryforwards expire at varying dates from 2000 to 2012. AIT also had net tax operating loss carryforwards of approximately $337,000 to offset future California taxable income, expiring at varying dates between 1997 and 2001.

                  The Tax Reform Act of 1986 includes provisions which limit the Federal net operating loss carryforwards available for use in any given year if certain events, including a significant change in stock ownership, occur.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

8. OTHER INCOME   Other income consists of the following for the years ending
                  May 31:

                  May 31,                                 1999            1998
                  -------------------------------------------------------------

                  Realized gains on available-for-
                    sale securities                $   111,885     $    66,339
                  Dividend and interest income          76,453          84,341
                  Consulting                           100,000               -
                  Other                                  4,329           1,943
                  -------------------------------------------------------------
                                                   $   292,667     $   152,623
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                  During 1999, AIT earned $100,000 as a non-recurring consulting fee from an unrelated entity.

9. BUSINESS       Reportable business segments for the
   SEGMENTS       years ended May 31, 1999 and 1998 are as follows:

                                                          1999            1998
                  -------------------------------------------------------------

                  Domestic sales:
                  Orthodontic products             $ 3,413,000     $ 3,456,000
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                  Medical diagnostic products      $   868,000     $ 1,585,000
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                  Foreign sales:
                  Orthodontic products             $ 2,746,000     $ 2,738,000
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                  Medical diagnostic products   $    1,661,000     $ 1,597,000
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                  Net sales:
                  Orthodontic products          $    6,159,000     $ 6,194,000
                  Medical diagnostic products        2,529,000       3,182,000
                  -------------------------------------------------------------

                  Total                         $    8,688,000     $ 9,376,000
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


9. BUSINESS SEGMENTS                                      1999            1998
   (CONTINUED)    --------------------------------------------------------------
                  Operating profit (loss):
                  Orthodontic products             $    60,000     $   284,000
                  Medical diagnostic products         (371,000)        (53,000)
                  -------------------------------------------------------------

                  Total                            $  (311,000)    $   231,000
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                  Identifiable assets:
                  Orthodontic products             $ 4,018,000     $ 3,706,000
                  Medical diagnostic products        3,383,000       3,334,000
                  -------------------------------------------------------------

                  Total                            $ 7,401,000     $ 7,040,000
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                  Total assets:
                  Orthodontic products             $ 4,327,000     $ 4,089,000
                  Medical diagnostic products        3,523,000       3,406,000
                  -------------------------------------------------------------

                  Total                            $ 7,850,000     $ 7,495,000
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                  Depreciation and amortization
                  expense:
                  Orthodontic products             $   172,000     $   180,000
                  Medical diagnostic products           79,000          69,000
                  -------------------------------------------------------------

                  Total                            $   251,000     $   249,000
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                  Capital expenditures:
                  Orthodontic products             $    71,000     $    45,000
                  Medical diagnostic products           30,000          65,000
                  -------------------------------------------------------------

                  Total                            $   101,000     $   110,000
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                  The net sales as reflected above consist of sales to unaffiliated customers only as there were no significant intersegment sales during fiscal years 1999 and 1998. No customer accounted for more than 10% of net sales during fiscal years 1999 and 1998.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
-------------------------------------------------------------------------------

9. BUSINESS       Geographic information regarding net sales and operating
   SEGMENTS       profits is as follows:
   (CONTINUED)
                                                   1999         1998
                  -------------------------------------------------------------

                  Net sales:
                  United States              $4,638,000    $5,041,000
                  Europe                      1,710,000     1,798,000
                  South America                 749,000       810,000
                  Asia                          426,000       878,000
                  Other foreign               1,165,000       849,000
                  -------------------------------------------------------------

                  Total net sales            $8,688,000    $9,376,000
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                  Operating profit (loss):
                  United States              $ (267,000)   $   (9,000)
                  Europe                         35,000       114,000
                  South America                  26,000        59,000
                  Asia                          (69,000)       14,000
                  Other foreign                 (36,000)       53,000
                  -------------------------------------------------------------

                  Total operating profit     $ (311,000)   $  231,000
                  -------------------------------------------------------------
                  -------------------------------------------------------------

                  Identifiable assets by business segment are those assets that are used in the Company's operations in each industry. Identifiable assets are held primarily in the United States. The Company's interests in AIT, whose operations are in the United States, are vertically integrated with the Company's operations in the medical diagnostic products industry.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10. COMMITMENTS    OPERATING LEASES
    AND
    CONTINGENCIES  Biomerica leases its primary facility under a non-cancelable operating lease which expired on May 31, 1998. The lease is currently month-to-month. AIT leases its primary facility under a month-to-month operating lease. These facilities are owned and operated by four of the Company's shareholders. The lease rate is $12,720 and $1,400 per month, respectively.

                   Lancer leases its main facility under a non-cancelable operating lease expiring December 31, 2003, as extended, which requires monthly rentals that increase annually, from $2,900 per month (1994) to $6,317 per month (2003). The lease expense is being recognized on a straight-line basis over the term of the lease.

                   Effective November 1, 1998, Lancer entered into a non-cancelable operating lease for its Mexico facility expiring October 31, 2003, which requires average monthly rentals of approximately $5,500. The rentals are subject to annual increases based on the United States Consumer Price Index. Prior to April 1, 1996, such was included in amounts paid under the terms of the manufacturing agreement as discussed below.

                   Rental expense for all operating leases amounted to approximately $294,000 and $263,000 for the years ended May 31, 1999 and 1998, respectively. The future annual minimum payments are as follows:

                   Years ending May 31,                                 Amount
                   ------------------------------------------------------------

                   2000                                             $  307,802
                   2001                                                140,994
                   2002                                                143,733
                   2003                                                146,587
                   2004                                                 74,884
                   -------------------------------------------------------------

                   Minimum lease payments                           $  814,000
                   -------------------------------------------------------------
                   -------------------------------------------------------------

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10. COMMITMENTS    MANUFACTURING AGREEMENT
    AND
    CONTINGENCIES  In May 1990, Lancer entered into a manufacturing subcontractor agreement (the "Manufacturing Agreement"), whereby the subcontractor agreed to provide manufacturing services to Lancer through its affiliated entities located in Mexicali, B.C., Mexico. Lancer moved the majority of its manufacturing operations to Mexico during fiscal 1992 and 1991. Under the terms of the original agreement, the subcontractor manufactured Lancer's products based on an hourly rate per employee based on the number of employees in the subcontractor's workforce. As the number of employees increase, the hourly rate decreases. In December 1992, Lancer renegotiated the Manufacturing Agreement changing from an hourly rate per employee cost to a pass through of actual costs plus a weekly administrative fee. The amended
                   Manufacturing Agreement gives Lancer greater control over all costs associated with the manufacturing operation. In July
                   1994, Lancer again renegotiated the Manufacturing Agreement reducing the administrative fee and extending the Manufacturing Agreement through June 1998. In March 1996,
                   Lancer agreed to extend the manufacturing agreement through October 1998, to coincide with the building lease. Effective
                   April 1, 1996, Lancer leased the Mexicali facility under a separate agreement, as discussed above. During 1999, Lancer agreed to extend the Manufacturing Agreement through October
                   2003. After June 1996, either party may cancel the agreement with three months notice. Lancer has retained the option to convert the manufacturing operation to a wholly-owned subsidiary of Lancer at any time without penalty. Should
                   Lancer discontinue operations in Mexico, it is responsible for the accumulated employee seniority obligation as prescribed by Mexican law. At May 31, 1999, this obligation was approximately $287,000. Such obligation is contingent in nature and accordingly has not been accrued in the accompanying consolidated balance sheet.

                                              BIOMERICA, INC. AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             YEARS ENDED MAY 31, 1999 AND 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10.COMMITMENTS     EMPLOYMENT AGREEMENT
   AND
   CONTINGENCIES   In June 1986, the Company entered into an employment
   (CONTINUED)     agreement with its then chief executive officer. In May 1996, the agreement was extended for an additional three years expiring in May 1999. This agreement was cancelled in April
                   1997. This agreement required minimum annual compensation payments of $169,000 and provided for periodic cost of living increases. The chief executive officer was paid approximately
                   $81,000 during the year ended May 31, 1996. The chief executive officer and the Company agreed to amend the employment agreement for fiscal year 1995, whereby the chief executive officer would not receive any deferred compensation for the period June 1994 through November 1994 of approximately $54,500 and instead received 60,000 stock options (see Note 6). Approximately $289,000 of the total accrued compensation included in the 1999 consolidated balance sheet is due to the chief executive officer's estate.

                   LICENSE AND ROYALTY AGREEMENT

                   Lancer has entered into a number of license and/or royalty agreements pursuant to which it has obtained rights to manufacture and market certain products. The agreements are for various durations expiring through 2007 and they require the Company to make payments based on the sales of the individual licensed products.

                   Lancer has entered into license agreements expiring in 2006 whereby, for cash consideration, the counter party has obtained the rights to manufacture and market certain products patented by Lancer.

                   RETIREMENT SAVINGS PLAN

                   Effective September 1, 1986, the Company established a 401(k) plan for the benefit of its employees. The plan permits eligible employees to contribute to the plan up to the maximum percentage of total annual compensation allowable under the limits of Internal Revenue Code Sections 415, 401(k) and 404. The Company, at the discretion of its Board of Directors, may make contributions to the plan in amounts determined by the Board each year. No contributions by the Company have been made since the plan's inception.

11. SUBSEQUENT   On June 11, 1999, the Company issued 1,200,000 options to
    EVENTS       purchase shares of the Company's stock to employees and non-
                 employees. The purchase price of the options is $3.00 per share. The options are exercisable for a period of ten years. In addition, the Company issued 1,660,000 stock purchase warrants to unaffiliated entities for consulting and other services rendered and to be rendered. The holder is granted the right to purchase common stock at an exercise price of $5.00 (as to 660,000 warrants) and $3.00 (as to 1,000,000 warrants) per share through the year 2005.

                 On June 11, 1999, the Company entered into a Back-End Processing Agreement with an unaffiliated entity. The unaffiliated entity will develop customized back-end processing to enable the Company to process customer prescription orders on-line and insurance claims and payments. In addition, the unaffiliated entity transferred and assigned to the Company the right, title and interest in and to the internet domain name "TheBigRX.com" and all rights to any trademark relating thereto.

                 On June 11, 1999, the Company completed two private placement agreements to sell and issue a total of 400,000 (50,000 of which were sold to related parties) shares of the Company's common stock at $5.00 per share. The Company also issued 8,000 shares of common stock to a consultant for services provided.

                 Between June 1, 1999 and September 14, 1999, the Company granted 380,000 options to purchase shares of the Company's stock to employees and non-employees. The purchase price of the options range from $2.06 to $2.50 per share.

                 On June 16, 1999, the Company entered into a Letter of Intent with an underwriter respect to a secondary public offering. The offering will consist of approximately 1,500,000 to 1,700,000 shares of the Company's previously unissued common stock. The offering price per share will be subject to market and other conditions at the time of the offering.

                 Subsequent to May 31, 1999, the Company entered into various one year employment agreeements.